UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2014

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51329	94-3330837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 616-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On May 14, 2014, XenoPort, Inc. (the “Company”) entered into an exclusive license agreement (the “License Agreement”) with Reckitt Benckiser Pharmaceuticals, Inc. (“Reckitt”), pursuant to which the Company will grant to Reckitt exclusive, world-wide rights to develop and commercialize pharmaceutical products containing arbaclofen placarbil and other prodrugs of baclofen or R-baclofen (the “Products”) for all indications, subject to the Company’s right of first negotiation with Reckitt to collaborate to develop and commercialize Products for non-addiction indications.

In exchange for these rights under the License Agreement, the Company will, upon effectiveness of the License Agreement, be entitled to receive an upfront, non-refundable cash payment of $20 million and an additional $5 million after delivery of certain technology and materials. The Company will also be eligible to receive aggregate cash payments of up to $120 million upon the achievement of certain predefined milestones, of which $70 million are regulatory and development-based milestones and $50 million are commercialization-based milestones. In addition, the Company will be entitled to receive tiered double-digit royalty payments of up to the mid-teens on a percentage basis on potential future net sales of the Products in the U.S., and high single-digit royalty payments on potential future net sales of the Products outside the U.S. In addition, upon effectiveness of the License Agreement, the Company will transfer its existing arbaclofen placarbil investigational new drug applications (INDs), know-how and other related data to Reckitt, and the Company will provide technology transfer assistance to Reckitt to facilitate the establishment of Reckitt’s manufacturing and supply capabilities pursuant to a transition plan to be mutually agreed upon.

The License Agreement may be terminated (i) by Reckitt at will upon 120 days’ prior written notice to the Company, (ii) by the Company at any time commencing 15 months after transfer of the existing INDs to Reckitt upon written notice by the Company of Reckitt’s failure to undertake certain clinical development activities, (iii) by the Company in the event that Reckitt takes any action directly or indirectly in connection with a challenge of any of the Company’s licensed patents, and (iv) by either party in the event of an uncured material breach of the License Agreement by the counterparty. In the event of any termination of the License Agreement except a termination by Reckitt for the Company’s uncured material breach, all Product rights would revert to the Company and the Company would be entitled to specified transition assistance from Reckitt.

The License Agreement is subject to and will become effective upon clearance under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (“HSR”).

The foregoing is only a brief description of the material terms of the License Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the License Agreement. The Company intends to file a copy of the License Agreement as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 or, if filed earlier, as an exhibit to a subsequent Current Report on Form 8-K that it expects to file in connection with the anticipated effectiveness of the License Agreement.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements, including, without limitation, all statements related to the anticipated effectiveness of the License Agreement and the Company’s receipt of upfront payments and potential receipt of development, regulatory, and commercial milestones, as well as royalties on future sales of Products commercialized under the License Agreement. Any statements contained in this Current Report on Form 8-K that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipate,” “would,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to the ability of the parties to satisfy all the conditions to effectiveness of the License Agreement, including HSR clearance; risks related to the uncertain and time consuming product development and regulatory process, including with respect to the ability of Reckitt to successfully research, develop and commercialize Products in or outside of the United States; and risks associated with the Company’s dependence on collaborative partners, including the risks that if Reckitt were to breach or terminate the License Agreement or otherwise fail to successfully develop and commercialize Products and in a timely manner, the Company would not obtain the anticipated financial and other benefits of the License Agreement and the clinical development or commercialization of arbaclofen placarbil could be delayed or terminated. Additional risks and uncertainties relating to the Company and its business can be found under the heading “Risk Factors” in the Company’s Securities and Exchange Commission filings and reports, including in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC. (Registrant)

Dated: May 15, 2014	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and
Chief Financial Officer